 EXHIBIT 10.21

SALES AND MARKETING AGREEMENT

THIS SALES AND MARKETING AGREEMENT (“Agreement”) is entered into on the date written below by and between SQL Lighting & Fans, LLC, 500 Sun Valley Drive, Roswell, Georgia 30076 (the “Company”). and “Design Solutions International, Inc. and its affiliates and associated companies, successors or assigns (“DSI”) 7900 N. University Drive, Suite 202, Fort Lauderdale, Florida 33321 (“DSI”), (together, the “parties”). In consideration of the mutual promises set forth below, the Parties agree as follows:

1.      Appointment & Products: Vendor or Record.

1.1         For and during the term of this Agreement, Company hereby appoints DSI as its exclusive Sales and Marketing Representative for the sale and marketing of all Company products and goods in the United States and Canada, including all those products bearing the Company’s GE licensed “Mark”.

1.2         For and during the term of this Agreement and as a material inducement to DSI entering this Agreement, Company will be at all times the vendor of record at all accounts. Company understands and agrees that it is solely responsible for all payments to factories. Company represents and warrants that at all times it:

1.2.1             Will have in place adequate financing to fulfill its responsibilities, duties and fiduciary obligations to DSI, any third-party retailer covered by this Agreement and/or any factory involved in producing any Company product.

1.2.2             Will only produce products at factories that are fully qualified and accepted by any third-party retailer covered by this Agreement and for whom Company Is fulfilling orders.

1.2.3             Will provide copies to DSI and have in place all third-party retailer specified and required insurance.

1.2.4             Will ensure that all Company products sold under this Agreement will pass all quality assurance and/or Inspections by any third-party retailer covered by this Agreement.

2.      Term. The initial term of this Agreement shall be twelve (12) months from the date hereof terminable on sixty (60) day notice, and shall thereafter automatically renew each year for an additional one year term until such time as either DSI or Company has given the other at least sixty (60) days prior written notice not to renew.

3.      Factories. The Company agrees that during the period of this Agreement, and for two (2) years thereafter, it will not contract with any factory, entity or organization for the production of any products, goods or services to whom DSI introduced Company. In the event Company breaches this provision, DSI shall be entitled to compensation on the sale of any such products on the terms set forth in this Agreement, without waiver of any other right DSI may have to enforce the terms herein.

4.      Representations. DSI shall make no warranties or representations concerning Company's products including, but not limited to representations regarding price, terms of payment, conditions of sale and/or warranties except those Company authorizes. Company acknowledges and agrees that it bears sole responsibility for and will fully indemnify and hold DSI harmless from any and all claims, damages, costs, expenses (including expert witness and attorneys’ fees), suits, losses or liability for any injury or damage (of any type) caused by, or arising from or connected with any products and/or warranty claims relating to any products. Company will also indemnify and hold any third-party retailer and/or factory producing the products harmless in connection with any claim arising from the product regardless whether such claim is based on a rule, regulation or statute or based on a contract theory or a tort theory (including intentional torts, negligence, or products liability).

Sales Representative Agreement

SQL & DSI

5.      Prices and Terms. During the term of this Agreement, DSI will use its best efforts to secure orders for Company’s products. All Orders DSI submits or Company receives are subject to Company’s good faith acceptance.

6.      Commissions & Payment.

6.1         DSI's commission on all U.S. and Canadian Sales (except Home Depot) is Five (5) percent. The commission for sourcing and managing production in Asia will be three (3) percent for fans and five (5) percent for all other products. Company will pay DSI commissions based on the net sales of the Company's products at the same time Company pays the factory. Company will pay DSI commissions on all sales, which result in firm orders and/or sales contracts signed during the term of this Agreement and/or sales made within a one year period of the termination of this Agreement for any reason.

6.2         All DSI commissions and other payments shall be payable and remitted by Company when the Company pays the factory for the goods. All remittances of commissions and other payments shall be made in United States Dollars. Commission payments not paid on time shall accrue interest at the maximum rate allowable by law. If there is a recall on any product that is solely the fault of DSI, commission will be reimbursed for those items.

7.      Samples. Company shall furnish DSI any and all samples to be used in the performance of this Agreement. Company shall pay all costs and expenses associated with providing product samples, including taxes, customs, and/or duties. Company agrees and acknowledges that samples are a cost of doing business and will not be returned unless special provisions are made, in a writing acknowledged by DSI, prior to shipment. Any samples subject to special provision will be returned at Company’s sole expense including, but not limited to, all freight. DSI will only request samples either necessary or requested by the buyer, or as may be mutually agreed upon as an evaluation sample.

8.      Miscellaneous:

8.1         English: For the purposes of communication, this Agreement may be translated into another language, but this Agreement, which is executed in the English language, shall be the only binding version.

8.2         Merger and Integration Clause: The provisions hereof constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior written or oral understanding. This Agreement may only be amended or modified by an instrument in writing signed by both parties hereto.

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Sales Representative Agreement

SQL & DSI

8.3         Governing Law & Venue: This Agreement shall be governed by the laws of the State of Florida, without regard to any conflict or choice of laws principles. Any action brought in connection with, relating to or under this Agreement shall be brought exclusively in the courts located Broward County, Florida.

8.4         Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.5         Attorneys’ Fees. In the event that any dispute among the parties to this agreement results in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party its reasonable costs, expenses of accountants or experts, and attorneys’ fees up through and including any appellate proceeding.

IN WITNESS WHEREOF the undersigned intending to be bound have executed this Agreement as of the day and year written below.

DESIGN SOLUTIONS
SQL LIGHTING & FANS, LLC		INTERNATIONAL, INC.

By:	/s/ Rani Kohen	By:	/s/ Michael Perillo
Name:	Rani Kohen	Name:	Michael Perillo
Title:	CEO	Title:	CEO
Date:	7/16/2012	Date:	7/16/2012

10149-0021 9692226 v3

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